Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Power Conversion Corporation:

We consent to the use of our reports dated February 9, 2004, with respect to the consolidated balance sheets of American Power Conversion Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule incorporated herein by reference in this registration statement on Form S-8.

/s/ KPMG LLP

Providence, Rhode Island
June 30, 2004